SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 14, 2007

General Finance Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

000-32845 (Commission File Number)	32-0163571 (I.R.S. Employer Identification No.)

260 South Los Robles, Suite 217 Pasadena, California (Address of Principal Executive Offices)	91101 (Zip Code)

(626) 584-9722
(Registrant’s Telephone Number, Including Area Code)

______________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (See General Instruction A.2 below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

Conversion Rates

Some of the financial terms and provisions of the material definitive agreements and the asset acquisition described in this Report are denominated in Australian dollars. For convenience, these Australian dollar amounts have been converted into U.S. dollars. One U.S. dollar was equivalent to .896 Australian dollars based on currency exchange rates in effect on November 15, 2007. Statements in this Report regarding equivalent U.S. dollars are based on this currency exchange rate. The currency exchange rate in effect at any future date also may be different from the 1-for-.896 rate generally reflected in this Report. Because our business is presently conducted entirely within Australia, our consolidated financial results stated in U.S. dollars will fluctuate in accordance with changes in currency exchange rates.

TABLE OF CONTENTS

		Page
Item 1.01	Entry Into a Material Definitive Agreement	3

Item 2.01	Completion of Acquisition or Disposition of Assets	3

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant	3

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On November 14, 2007, GFN Australasia Finance Pty Limited (“GFN Finance”) and its subsidiary Royal Wolf Trading Australia Pty Ltd (“Royal Wolf”) entered into that certain Business Sale Agreement dated November 14, 2007 (the “Business Sale Agreement”) with GE SeaCo Australia Pty Ltd. and GE SeaCo SRL. GFN Finance and Royal Wolf are 86.2% owned subsidiaries of General Finance Corporation (“GFN”). GFN and its subsidiaries, including without limitation GFN Finance and Royal Wolf, are sometimes collectively referred to in this Report as “we,” “us” or the “Company.” GE SeaCo Australia Pty Ltd is owned by GE SeaCo SRL, which is a joint venture between Genstar Container Corporation (a subsidiary of General Electric) and Sea Containers Ltd. Sea Containers Ltd. is in bankruptcy reorganization.

Pursuant to the Business Sale Agreement, on November 15, 2007 we purchased the assets of GE SeaCo used in its dry and refrigerated container business in Australia and Papua New Guinea. These assets included principally 6,338 dry and refrigerated containers, the related customer lease agreements and the goodwill of the business. At the closing, approximately 4,600 of the purchased containers were under lease. The Business Sale Agreement contains a three-year non-competition agreement from GE SeaCo and certain affiliates covering Australia and Papua New Guinea.

The purchase price was $17,920,000. The purchase price was paid to the seller at the closing less – a holdback of U.S. $896,000 deposited into an escrow account for one year to provide a source of funds for damages from breach of representations and warranties by GE SeaCo and any post-closing purchase price adjustments.

Royal Wolf funded the purchase with capital contributions and borrowings under its credit facility with Australia and New Zealand Banking Group (“ANZ”). The capital contributions originated from GFN and Bison Capital Australia, L.P., which owns a 13.8% interest in GFN US Australia Holdings, Inc., the parent of GFN Finance. In connection with this transaction, Royal Wolf increased the total facility limit under the ANZ credit facility to A$70,000,000 (US $62,720,000 as of November 15, 2007). See Item 2.03 below.

At the closing, Royal Wolf entered in a Preferred Supply Agreement with GE SeaCo. Under the supply agreement, GE SeaCo has agreed sell to Royal Wolf, and Royal Wolf has agreed to purchase, all of GE SeaCo’s containers that GE SeaCo determines to sell, up to a maximum of 5,000 containers each year. The purchase price for the containers will be based on their condition and is specified in the agreement, subject to annual adjustment. In addition, Royal Wolf received a right of first refusal to purchase any additional containers that GE SeaCo desires to sell in Australia, New Zealand and Papua New Guinea. Either party may terminate the Agreement upon not less than 90 days’ prior notice at any time after November 15, 2012.

ITEM 2.01 COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

On November 15, 2007, we completed the acquisition of the dry and refrigerated container business of GE SeaCo in Australia and Papua New Guinea. See Item 1.01, which is incorporated herein by this reference..

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRANT

In connection with the closing of the assets under the Business Sale Agreement, our existing senior credit facility with ANZ was amended to increase total facility limit to A$70,000,000 (US$62,720,000 as of November 15, 2007) and to add a covenant that our consolidated senior interest coverage ratio for each financial quarter on a rolling 12-month basis will not, as at the compliance dates, be less than:

•	2.50:1 quarterly through June 30, 2008.

•	3.00:1 as at September 30, 2008, and thereafter through June 30, 2009.

•	3.50:1 as at September 30, 2009, and thereafter through June 30, 2010.

•	4.00:1 as at September 30, 2010, and thereafter through maturity.

ITEM 9.01  EXHIBITS

Exhibit 99.1 Press Release of General Finance Corporation dated November 14, 2007

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAL FINANCE CORPORATION

Date: November 20, 2007	By:	/s/ JOHN O. JOHNSON
John O. Johnson
Chief Operating Officer